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Exhibit 10.18

OYSTER POINT MARINA PLAZA
Sixth Amendment to Office Lease

THIS Sixth Amendment TO OFFICE LEASE (the "Sixth Amendment") is made and entered into as of August 1, 2002, by and between KASHIWA FUDOSAN AMERICA, INC., a California corporation ("Landlord") and TITAN PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

Recita1s

  A.
  Landlord and Tenant have heretofore entered into that certain lease dated February 14, 1996 (the "Lease") for premises originally described as Suite 505 (the "Premises"), initially containing approximately 3,866 rentable square feet of space in the building located at 400 Oyster Point Boulevard, South San Francisco, California (the "Building"), which forms part of the office building complex commonly known as Oyster Point Marina Plaza (the "Complex").

  B.
  The Lease has heretofore been amended by the following instruments (collectively the "Addenda"):
(i).	First Amendment to Lease dated as of March 25, 1997;
(ii).	Second Amendment to Lease dated as of May 22, 1998;
(iii).	Third Amendment to Lease dated as of November 11, 2000;
(iv).	Fourth Amendment to Lease dated as of April 9, 2001; and
(v).	Fifth Amendment to Lease dated as of December 5, 2001.

  C.
  The parties mutually desire to amend the terms of the Lease to extend its Term, expand the Premises, and in certain other respects, all on and subject to the terms and conditions hereof.

Agreement

Now, therefore, in consideration of the mutual terms and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1 EFFECT OF AMENDMENT. Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below will be deemed to be part of the Lease and shall supersede, to the extent they differ, any contrary provisions in the Lease. Terms defined in the Lease shall have the same meanings in this Sixth Amendment, unless a different definition is set forth in this Sixth Amendment. The term Lease as used herein shall be deemed to include the Addenda, each of which may also be referred to separately herein.

2 EFFECTIVE DATE. The amendments and changes specified in this Sixth Amendment shall become effective on October 1, 2002 (the "Effective Date"). Notwithstanding the foregoing, this Sixth Amendment shall constitute the fully-binding agreement and contract of the parties from and after the date of the parties execution and delivery of this Sixth Amendment to each other.

3 SUMMARY TABLE. The Table set forth in ¶ 4 of Fifth Amendment is hereby superseded and replaced in its entirety by the following table, which shall constitute the Table under § 1.2 of the Lease for all purposes from and after the Effective Date of this Sixth Amendment:

PERIODS	SUITE NO.	RSF	USF	MONTHLY BASE RENT		TENANT'S SHARE BLDG	TENANT'S SHARE COMPLEX	BASE YEAR

October 1, 2002 through June 30, 2003	505 504	18,774 3,821	16,325 3,323	$ $	51,628.50 3,821.00	8.100% 1.649%	4.042% 0.823%	2000
July 1, 2003 through June 30, 2004	505 504	18,774 3,821	16,325 3,323	$ $	56,322.00 4,012.05	8.100% 1.649%	4.042% 0.823%	2000
July 1, 2004 through June 30, 2005	505 504	18,774 3,821	16,325 3,323	$ $	61,015.50 4,203.10	8.100% 1.649%	4.042% 0.823%	2000
July 1, 2005 through June 30, 2006	505 504	18,774 3,821	16,325 3,323	$ $	64,770.30 4,394.15	8.100% 1.649%	4.042% 0.823%	2000
July 1, 2006 through June 30, 2007	505 504	18,774 3,821	16,325 3,323	$ $	46,935.00 9,552.50	8.100% 1.649%	4.042% 0.823%	2000

In the event of any conflict between the terms contained in the Table and the terms contained in subsequent paragraphs of this Sixth Amendment, the terms of the Table shall control, except as may be expressly varied in any subsequent paragraph of this Sixth Amendment.

4 EXPANSION OF PREMISES. Upon Substantial Completion of the Work specified in the Work Letter Agreement, as described in ~8 below, the Premises shall be expanded to include approximately 3,821 rentable square feet of space known as Suite 504 in the Building ("Suite 504") for all purposes under the Lease. The parties anticipate that Substantial Completion of Landlord's Work in Suite 504 will occur on or before October 1, 2002 (the "Target Date"). From and after the later to occur of the Target Date or Substantial Completion of Landlord's Work under the Work Letter Agreement specified in ¶ 8 below, Suite 504 shall become part of the Premises pursuant to the basic terms specified in the Table above regarding term, Base Rent, Tenant's Share of increases in Operating Expenses and Taxes, and the Base Year for the purposes of calculating Additional Rentable payable with respect to Suite 504.

5 EXTENSION OF LEASE TERM. The Term of the Lease specified in § 1.4 of the Lease, as heretofore modified in the Addenda, is hereby extended for an additional period of one (1) year commencing on July 1, 2006, and the Expiration Date of the Lease is hereby amended accordingly to June 30, 2007, for the entire Premises (including Suite 504).

6 EXTENSION TERM BASE RENT. The Base Rent for the Premises specified in § 1.5 of the Lease, as heretofore modified in the Addenda, shall be the amounts specified as Monthly Base Rent in the Table above for the various periods and spaces set forth in the Table from and after the Effective Date.

7 BASE YEAR. As specified in the Table above, the Base Year for the purposes calculating Tenant's Share of Increased Operating Expenses and Increased Taxes under Article 4 of the Lease shall be calendar year 2000Jrom and after the Effective Date.

8 CONDITION OF PREMISES. Except as otherwise expressly provided in the "Work Letter Agreement" which shall be executed by Landlord and Tenant concurrently with their execution of this Sixth Amendment substantially in the form attached hereto as Exhibit A with respect to Landlord's preparation of Suite 504 for Tenant's occupancy, Tenant shall accept the Premises, any existing Improvements in the Premises, and the Systems and Equipment serving the same in an "as is"

condition on the Extension Term Commencement Date, and Landlord shall have no obligation to improve, alter, remodel, or otherwise modify the Premises in connection with Tenant's continued occupancy of the Premises from and after the Effective Date.

  8.1
  Landlord's Preparation. Landlord shall use reasonable diligence in completing and preparing the Premises for Tenant's occupancy in the manner and subject to the terms, conditions, and covenants set forth in the Work Letter Agreement. The facilities, materials, and work to be furnished, installed, and performed in the Premises by Landlord pursuant to the Work Letter Agreement are referred to as the "Work." Such other installations, materials, and work which may be undertaken by or for the account of Tenant to prepare, equip, decorate, and furnish the Premises for Tenant's occupancy are referred to as the "Tenant's Work."

  8.1.1
  Readiness for Occupancy. The Premises shall be deemed ready for occupancy on the earliest date on which all of the following conditions (the "Occupancy Conditions") have first been met:

  (a)
  Substantial Completion of Work. The Work has been substantially completed; and it shall be so deemed notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment, or decoration remain to be performed, the noncompletion of which does not materially interfere with Tenant's beneficial use of the Premises for their intended purposes;

  (b)
  Access and Services. Reasonable means of access and facilities necessary to Tenant's use and occupancy of the Premises, including corridors, elevators, stairways, heating, ventilating, air-conditioning, sanitary, water, and electrical facilities (but exclusive of parking facilities) have been installed and are in reasonably good operating order and available to Tenant; and

  (c)
  Certificate of Occupancy or Completion. A certificate of occupancy, certificate of completion, final inspection card, or similar required governmental approval (temporary or final) has been issued by the City of South San Francisco permitting use of the Premises for office purposes.

  8.2
  Notice of Defects. It shall be conclusively presumed upon Tenant's taking actual possession of the Premises that the same were in satisfactory condition (except for latent defects) as of the date of such taking of possession, unless within thirty (30) days after the Commencement Date Tenant shall give Landlord notice in writing specifying the respects in which the Premises were not in satisfactory condition.

9 SECURITY DEPOSIT. Tenant shall increase the Security Deposit specified in § 5.1 of the Lease from Six Thousand Two Hundred Dollars ($6,200.00) to a total of Forty-Eight Thousand Dollars ($48,000.00) in four installments of $10,450.00, each, to be paid to Landlord on the following dates; September 1, 2002; December 1, 2002; March 1, 2003 and June 1, 2003.

10 PARKING. The number of parking spaces specified in § 28.1 of the Lease as available for Tenant's use is hereby amended to Sixty-Six (66).

11 OPTION TO RENEW. Tenant's Extension Option specified in § 1.7 of the Lease shall apply to the period following the Expiration Date of the Lease as amended in ¶ 5 above.

12 RIGHT OF FIRST OFFER. From the Commencement Date through June 30, 2005; Tenant shall have the first right of offer on adjacent space on either side of the Premises (Suite 504-505), subject to the existing tenants, Greenspan and any third party occupying the suite adjacent to Suite 504, vacating the space and delivering it vacant and unencumbered to Landlord. The rent for the first right of offer shall be 95% of the Fair Market Value or Titan's rent schedule, whichever is greater. The term for the adjacent space shall be co-terminus with the term under the Lease. Tenant acknowledges that it has receive the first right of offer upon the expiration and vacation of Suite 504 by the U.S. Postal Service as specified in Amendment Four of the Lease.

13 NO DISCLOSURE. Tenant agrees that it shall not disclose any of the matters set forth in this Sixth Amendment or disseminate or distribute any information concerning the terms, details, or conditions hereof to any person, firm, or entity without obtaining the express written approval of Landlord.

14 NO OFFER. Submission of this Sixth Amendment is not an offer to enter into the same but a solicitation for such an offer by Tenant. Tenant agrees that its execution of this Sixth Amendment constitutes a firm offer to enter the same which may not be withdrawn for a period of thirty (30) working days after delivery to Landlord. Landlord shall not be bound by this Sixth Amendment until Landlord has executed and delivered the same to Tenant. This Sixth Amendment shall not be relied upon by any other party, individual, corporation, partnership, or other entity as a basis for terminating its lease with Landlord.

15 DEFINED TERMS. Terms used herein that are defined in the Lease shall have the meanings therein defined, unless a different definition is set forth in this Sixth Amendment. In the event of any conflict between the provisions of the Lease, and this Sixth Amendment, the terms of this Sixth Amendment shall prevail.

16 SURVIVAL. Warranties, representations, agreements, and obligations contained in this Sixth Amendment shall survive the execution and delivery of this Sixth Amendment and shall survive any and all performances in accordance with this Sixth Amendment.

17 COUNTERPARTS. This Sixth Amendment may be executed in any number of counterparts, which each severally and all together shall constitute one and the same Sixth Amendment.

18 ATTORNEYS' FEES. If any party obtains a judgement against any other party or parties by reason of breach of this Sixth Amendment, reasonable attorneys' fees and costs as fixed by the court shall be included in such judgement against the losing party or parties.

19 SUCCESSORS. This Sixth Amendment and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors, and assigns of the parties.

20 AUTHORITY. Each of the individuals executing this Sixth Amendment represents and warrants that he or she is authorized to execute this Sixth Amendment on behalf of the party for whom he or she is executing this Sixth Amendment and that by his or her signature such party is legally bound by the terms, covenants, and conditions of this Sixth Amendment.

21 GOVERNING LAW. This Sixth Amendment shall be construed and enforced in accordance with the laws of the State of California.

22 CONTINUING VALIDITY OF LEASE. Except as expressly modified herein, the Lease remains in full force and effect.

23 CONFLICTS. In the event of any conflict between the provisions of this Sixth Amendment and those of the Lease or of the Addenda, the terms and conditions of this Sixth Amendment shall control.

24 WHOLE AGREEMENT. The mutual obligations of the parties as provided herein are the sole consideration for this Sixth Amendment, and no representations, promises, or inducements have been made by the parties other than as appear in this Sixth Amendment, which supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Sixth Amendment. This Sixth Amendment may not be amended except in writing signed by all the parties.

IN WITNESS WHEREOF, the parties have executed this Sixth Amendment as of the date first above written.

Landlord:	KASHIWA FUDOSAN AMERICA, INC., a California corporation
	By:	/s/ Haru Takehana Haru Takehana, Vice President
Tenant:	TITAN PHARMACEUTICALS, INC., a Delaware corporation
	By:	/s/ Louis R. Bucalo Louis R. Bucalo, M.D.
	Its:	Chairman, CEO and President

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  Exhibit 10.18
Agreement